                                                                 EXHIBIT 11

                    COMPUTATION OF PER SHARE EARNINGS

                            BROWN GROUP, INC.
                            AND SUBSIDIARIES

(Thousands, except per share)

                                                1993      1992        1991
                                             ---------  ---------   ---------
PRIMARY

Weighted average shares outstanding            17,270     17,132      17,070
Net effect of dilutive stock options
   based on treasury stock method
   using average market price                      64         10           4
                                             --------   --------    --------
      TOTAL                                    17,334     17,142      17,074
                                             ========   ========    ========

Earnings (loss) from continuing
   operations before accounting changes      $ (6,712)  $  8,065    $ 15,439

Cumulative effect of accounting changes        (2,214)      --       (11,931)

Discontinued operations                       (22,686)    (3,401)        256
                                             --------   --------    --------
Net Earnings (Loss)                          $(31,612)  $  4,664    $  3,764
                                             ========   ========    ========


Earnings (loss) per share from continuing
   operations before accounting changes      $  (0.39) $    0.47    $   0.90
Cumulative effect of accounting changes         (0.13)      --         (0.70)
Discontinued operations                         (1.31)     (0.20)       0.02
                                             --------  ---------    --------
Net earnings (loss) per share (1)            $  (1.83) $    0.27    $   0.22
                                             ========  =========    ========

FULLY DILUTED

Weighted average shares outstanding            17,270     17,132      17,070

Net effect of dilutive stock options
   based on treasury stock method
   using year-end market price, if
   higher than average market price                76         15           4
                                             --------   --------    --------
      TOTAL                                    17,346     17,147      17,074
                                             ========   ========    ========

Earnings (loss) from continuing
   operations before accounting changes      $ (6,712) $   8,065    $ 15,439
Cumulative effect of accounting changes        (2,214)      --       (11,931)
Discontinued operations                       (22,686)    (3,401)        256
                                             --------  ---------    --------
Net Earnings (Loss)                          $(31,612) $   4,664    $  3,764
                                             ========  =========    ========

Earnings (loss) per share from
   continuingoperations before
   accounting changes                        $  (0.39) $    0.47    $   0.90
Cumulative effect of accounting changes         (0.13)      --         (0.70)
Discontinued operations                         (1.31)     (0.20)       0.02
                                             --------  ---------    --------
Net earnings (loss) per share (1)            $  (1.83) $    0.27    $   0.22
                                             ========  =========   =========

(1) The dilutive effect of stock options was not included in weighted average shares outstanding for purposes of calculating earnings per share because dilution was less than 3% and not material.